Exhibit 99.1

MONTAUK RENEWABLES, INC.

Incorporated in the United States of America

Company number: 85-3189583

NASDAQ share code: MNTK

JSE share code: MKR

ISIN: US61218C1036

(“Montauk Renewables”)

AUDITED CONSOLIDATED RESULTS

For the year ended 31 December 2024

Dollar amounts presented herein are in United States Dollars

SALIENT FEATURES

		2024	2023	Percentage change
Revenue	($‘000)	175 736	174 904	0.5%
EBITDA	($‘000)	40 969	45 277	(10%)
Headline earnings	($‘000)	11 002	15 760	(30%)
Earnings per share	($)	0.07	0.11	(36%)
Headline earnings per common share	($)	0.08	0.11	(27%)
Net asset value per common share	($)	1.79	1.74	3%

DECLARATION OF CASH DIVIDEND

The directors have resolved not to declare a final dividend to focus financial resources on the continued development of the Company’s operations portfolio.

USE OF NON-GAAP MEASURES

This report was prepared for the purpose of complying with the reporting requirements of the Johannesburg Stock Exchange and includes certain non-GAAP measures, such as headline earnings and headline earnings per common share, and related reconciliations.

Reconciliation of headline earnings

	2024		2023
	Gross $‘000	Net $‘000	Gross $‘000	Net $‘000
Net income attributable to common shareholders		9 734		14 948
Adjustments
(Profit)/Loss on disposal of plant and Equipment	(99)	(79)	94	78
Impairment of plant and equipment	1 586	1 268	902	734
Gain on disposal of intangible assets	99	79
Headline earnings		11 002		15 760
Basic and headline earnings per common share (US Dollars)
Earnings		0.07		0.11
Headline earnings (2)		0.08		0.11
Weighted-average common shares outstanding (‘000) (1)		142 279		141 728
Diluted earnings per common share (US Dollars)
Earnings (2)		0.07		0.11
Headline earnings (2)		0.08		0.11
Weighted-average common shares outstanding for diluted (‘000) (2)		142 397		142 152

(1)

The common share outstanding as of December 31, 2024 is as reported in the annual report of Form 10-K for the fiscal year ended December 31, 2024, filed with the Securities and Exchange Commission on March 14, 2025.

(2)	The December 31, 2024 and 2023 per share indicators were determined by applying International Financial Reporting Standards.

DIRECTORS’ STATEMENT

This short-form announcement is the responsibility of the Company’s Board of Directors.

The financial information is only a summary and does not contain full details of the financial results. Any investment decisions by investors and/or shareholders should be based on information contained in the full announcement, accessible from 17 March 2025, via the JSE link (https://senspdf.jse.co.za/documents/2025/jse/isse/MKRE/YE24.pdf) or on the SEC’s website at https://www.sec.gov/ix?doc=/Archives/edgar/data/0001826600/000095017025039495/mntk-20241231.htm. The full announcement is also available at the Company’s registered office and may be requested at info@montaukenergy.com free of charge to investors and/or shareholders, during office hours (09:00 – 17:00) from Mondays to Fridays.

17 March 2025

Directors: JA Copelyn (Chairman)*###, SF McClain (Chief Executive Officer)#,

MH Ahmed*###, TG Govender*###, J Cunningham*#, Y Shaik*###

*	Non-executive; #United States of America; ### Republic of South Africa

Company secretary: J Ciroli

Registered office: 5313 Campbells Run Road, Suite 200, Pittsburgh, PA 15205

Website: https://ir.montaukrenewables.com/

Montauk Renewables is primary listed on the Nasdaq and secondary listed on the JSE.

Sponsor:

Investec Bank Limited